Exhibit 5.1

August 8, 2023

Red Cat Holdings, Inc.

15 Ave. Munoz Rivera, Ste 2200

San Juan, PR 00901

Re: Red Cat Holdings, Inc. – Offering and sale of Common Stock Pursuant to Registration Statement on Form S-3 (Registration No. 333-256216)

Ladies and Gentlemen:

We have acted as counsel for Red Cat Holdings, Inc., a Nevada corporation (the "Company"), in connection with  (i) the Registration Statement on Form S-3 (File No. 333-256216) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company which may be issued from time to time on a delayed or continuous basis by the Company pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated August 8, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock having an aggregate offering price of up to $17,000,000 (the “Shares”). The Shares are to be issued and sold pursuant to an ATM Sales Agreement, dated August 8, 2023, between the Company and ThinkEquity LLC (the “Sales Agreement”). We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, including the Prospectus incorporated therein; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books (e) the Sales Agreement; and (f) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized for issuance and, when the Shares have been issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, dated August 8, 2023, which is incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Sincerely,

The Crone Law Group P.C.

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